Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions Financial reports full year 2014 net income available to common shareholders of $1.1 billion, driven by loan and deposit growth

Full Year 2014 Highlights:

•	Increased loan balances $3 billion or 4 percent(1)

•	Increased deposit balances $2 billion or 2 percent(1)

•	Lowered expenses over 3 percent from the previous year or 2 percent on an adjusted basis(2)

•	Maintained strong capital levels as the Tier 1 Common ratio(2) was 11.6 percent*, an increase of 40 basis points during the year

•	Returned approximately $500 million of capital through share repurchases and dividend increase

•	Improved overall asset quality as all credit metrics improved during 2014

Fourth Quarter 2014 Highlights:

•	Achieved loan growth of $700 million(1) as production increased 14 percent

•	Repurchased $248 million of common stock

•	Realized a reduction in non-performing loans, delinquencies and troubled debt restructured loans

•	Recorded $100 million of contingent legal and regulatory accruals during the fourth quarter of 2014 related to previously disclosed matters

BIRMINGHAM, Ala. - January 20, 2015 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2014. For the fourth quarter, the company reported net income available to common shareholders of $195 million and earnings per diluted share of $0.14. For the full year 2014, Regions reported net income available to common shareholders of $1.1 billion and earnings per diluted share of $0.80, an increase of 4 percent over 2013.

Solid earnings for 2014 as loans increased 4 percent
Regions’ full year results reflect steady progress in growing customer relationships despite a challenging macroeconomic environment. The company continues to generate sustainable long-term growth by focusing on the fundamentals of banking, meeting customer needs through service and innovation while maintaining a prudent and disciplined risk strategy.

“The fourth quarter rounded out a solid year in which we grew loans, increased deposit balances, and improved asset quality and capital ratios,” said Grayson Hall, chairman, president and CEO. “As we execute our strategy to deepen relationships with customers and improve efficiencies across our business, we are well-positioned for continued progress in 2015.”

Total ending loan balances increased $3 billion or 4 percent for the full year. Notably, both the business(3) and consumer lending portfolios increased. Business lending(3) increased 5 percent led by commercial and industrial loans, which grew by 11 percent. This was primarily driven by growth in specialized lending, asset based lending and geographically broad-based corporate lending. Consumer loans increased 2 percent from the previous year, led by indirect auto lending, which increased 18 percent.

Total ending deposits increased $2 billion or 2 percent during 2014, while Regions’ deposit costs reached historical lows at 11 basis points. Through the Regions360SM approach to relationship banking, the company experienced an increase in the number of quality households and total checking accounts during the year. Further, full year net interest income on a fully taxable equivalent basis increased 1 percent and the resulting net interest margin improved 1 basis point.

The company remained focused on achieving operational efficiencies and reduced total adjusted expenses(2) on a full year basis by 2 percent. Regions also continued to strengthen overall asset quality and reduced credit-related costs throughout the year as adjusted net charge-offs(2) decreased 46 percent and non-performing loans declined 23 percent. Moreover, the company received positive rating actions from four major credit rating agencies that cited improvement in the company’s risk profile.

During 2014, Regions returned approximately $500 million in capital as the company increased the quarterly dividend from $0.03 to $0.05 and repurchased 26 million shares of common stock amounting to $256 million. The company’s liquidity position was solid as the loan to deposit ratio was 82 percent at year-end.

Fourth quarter results reflect solid loan growth
Total loan balances were $77 billion at the end of the quarter, an increase of $700 million or 1 percent from the previous quarter. Importantly, this growth was broad-based among product lines as total new and renewed production increased 14 percent from the third quarter. The business lending portfolio(3) totaled $48 billion at the end of the quarter, an increase of $524 million, or 1 percent, as production increased 18 percent. Commercial and industrial loans increased $875 million or 3 percent and investor real estate remained flat. Line utilization increased 40 basis points to 45.3 percent and commitments for new loans increased 3 percent from the previous quarter.

The consumer lending portfolio totaled $29 billion at the end of the quarter, an increase of 1 percent over the prior quarter. Indirect auto lending continued to demonstrate consistent growth as balances increased $99 million or 3 percent from the previous quarter. In addition, credit card balances increased 5 percent as spend volume and active card users increased 6 and 3 percent, respectively.

Deposit balances increased aided by checking account growth
Deposit balances increased during the quarter aided by checking account growth, which was broad-based throughout the company's markets. Total deposit ending balances were $94 billion, an increase of $70 million over the prior quarter. Regions continues to improve the mix of deposits as low-cost deposits increased $242 million in the quarter, while higher-cost certificates of deposit declined $172 million. Low-cost deposits as a percent of average deposits were 91 percent at the end of the quarter. Deposit costs remained at historical lows and were 11 basis points in the fourth quarter while total funding costs were 29 basis points.

Net interest income relatively stable despite declining interest rates
Net interest income on a fully taxable equivalent basis totaled $837 million during the fourth quarter. Despite a continuation of the low rate environment exerting pressure on asset yields, net interest income remained relatively stable due largely to a higher balance of average loans. The resulting net interest margin was 3.17 percent, a decline of 1 basis point from the previous quarter.

Non-interest income and expenses impacted by unusual items

Non-interest income totaled $448 million in the fourth quarter. Revenue was pressured, as mortgage fees declined primarily due to lower gains from loan sales and the decline in the market valuation of the mortgage servicing portfolio net of hedging activity. Service charges declined $14 million primarily driven by an $8 million reserve for customer reimbursements, as well as a $4 million reduction of fees resulting from a product discontinuation during the fourth quarter. Additionally, capital markets revenue declined $4 million, but was offset by increases in card and ATM fees and wealth management income.

Total non-interest expenses were $969 million, an increase of $143 million from the previous quarter. However, the third quarter included benefits from recovery of expenses related to unfunded commitment reserves of $24 million, which were partially offset by expenses related to Visa® of $7 million.

As previously announced, the company intends to consolidate approximately 50 offices during 2015 and incurred $10 million of related expenses during the fourth quarter of 2014. In addition, the company recorded an accrual of $100 million for contingent legal and regulatory items related to previously disclosed matters.

Maintaining solid asset quality
Regions maintained solid asset quality and risk discipline in the fourth quarter. Net charge-offs were $83 million, representing 0.42 percent of average loans. The provision for loan losses was $8 million, and the resulting allowance for loan and lease losses totaled 1.43 percent of total loans outstanding at the end of the quarter.

Non-performing loans (excluding loans held for sale) declined to $829 million, or 1 percent from the prior quarter. In addition, total delinquencies declined 11 percent, troubled debt restructured loans declined 6 percent, and both criticized and classified loans declined from the prior quarter.

Strong capital and solid liquidity
Regions’ capital position remains strong as the Tier 1 ratio was estimated at 12.5* percent at quarter-end. In addition, the Tier 1 Common ratio(2) was estimated at 11.6 percent* and the Common Equity Tier 1 Basel III ratio(2) was estimated at 11.1 percent*. During the fourth quarter the company repurchased $248 million of common stock pursuant to its previously disclosed $350 million share repurchase program.

The company’s liquidity position remained solid, as the loan to deposit ratio at the end of the quarter was 82 percent. The company remains well positioned as it relates to the final liquidity coverage ratio rule recently released by the joint supervisory committee and expects to be fully compliant by the January 2016 deadline.

Highlights	Quarter Ended
($ in millions, except per share data)	12/31/2014	9/30/2014	12/31/2013
Net Income
Net interest income	$820	$821	$832
Non-interest income	448	478	526
Total revenue	1,268	1,299	1,358
Provision for loan losses	8	24	79
Non-interest expense	969	826	946
Income from continuing operations before income tax	291	449	333
Income tax expense	77	127	92
Income from continuing operations (A)	214	322	241
Income (loss) from discontinued operations, net of tax	(3)	3	(14)
Net income	211	325	227
Preferred dividends (B)	16	20	8
Net income available to common shareholders	$195	$305	$219
Income from continuing operations available to common shareholders (A) – (B)	$198	$302	$233

Diluted EPS Summary(5)
Earnings per common share	$0.14	$0.22	$0.16
Income (loss) per share from discontinued operations	—	—	(0.01)
Earnings per common share from continuing operations	$0.14	$0.22	$0.17

Key Ratios
Net interest margin (FTE) from continuing operations~	3.17%	3.18%	3.26%
Tier 1 capital*	12.5%	12.7%	11.7%
Tier 1 common risk-based ratio (non-GAAP)*(2)	11.6%	11.8%	11.2%
Basel III common equity Tier 1 ratio (non-GAAP)*(2)	11.1%	11.2%	10.6%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(2)	9.75%	9.92%	9.24%
Tangible common book value per share (non-GAAP)(2)	$8.26	$8.23	$7.54
Allowance for loan losses as a percentage of loans, net of unearned income	1.43%	1.54%	1.80%
Adjusted total net charge-off percentage (non-GAAP)(2)~	0.42%	0.39%	0.67%
Non-accrual loans, excluding loans held for sale, as a percentage of loans	1.07%	1.09%	1.45%
Non-performing assets as a percentage of loans, foreclosed properties and non-performing loans held for sale	1.28%	1.30%	1.74%
Non-performing assets (including 90+ past due) as a percentage of loans, foreclosed properties and non-performing loans held for sale(4)	1.57%	1.61%	2.08%

Highlights	Year Ended December 31
($ in millions, except per share data)	2014	2013
Net Income
Net interest income	$3,279	$3,262
Non-interest income	1,821	2,019
Total revenue	5,100	5,281
Provision for loan losses	69	138
Non-interest expense	3,432	3,556
Income from continuing operations before income tax	1,599	1,587
Income tax expense	457	452
Income from continuing operations (A)	1,142	1,135
Income (loss) from discontinued operations, net of tax	13	(13)
Net income	1,155	1,122
Preferred dividends (B)	52	32
Net income available to common shareholders	$1,103	$1,090
Income from continuing operations available to common shareholders (A) – (B)	$1,090	$1,103

Diluted EPS Summary(5)
Earnings per common share	$0.80	$0.77
Income (loss) per share from discontinued operations	0.01	(0.01)
Earnings per common share from continuing operations	$0.79	$0.78
*Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~Annualized
(1) On an ending basis
(2) Non-GAAP, refer to pages 14, and 18-20 of the financial supplement to this earnings release
(3) The business lending portfolio includes the commercial and investor real estate loan categories. Refer to page 8 of the financial supplement to this earnings release for amounts related to these loan categories.
(4) Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing. Refer to the footnotes on page 16 of the financial supplement to this earnings release for amounts related to these loans.
(5) Certain per share amounts may not appear to reconcile due to rounding

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $120 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,650 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reduction of economic growth.

•	Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook.

•	Possible changes in market interest rates.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments.

•	Our ability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner.

•	Changes in laws and regulations affecting our businesses, including changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies.

•
Our ability to obtain regulatory approval (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments.

•
Our ability to comply with applicable capital and liquidity requirements (including finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms.

•
The costs and other effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party.

•	Any adverse change to our ability to collect interchange fees in a profitable manner, whether such change is the result of regulation, litigation, legislation, or other governmental action.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks.

•	The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage.

•	Our ability to keep pace with technological changes.

•	Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft.

•	Possible downgrades in our credit ratings or outlook.

•	The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally.

•	The effects of the failure of any component of our business infrastructure which is provided by a third party.

•	Our ability to receive dividends from our subsidiaries.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures

Regions' management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. The computation of the adjusted efficiency ratio includes certain adjustments to non-interest expense (GAAP) to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management.
Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.
Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity (non-GAAP). Tier 1 common equity (non-GAAP) is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio (non-GAAP). The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.
In December 2010, the Basel Committee on Banking Supervision (the “Basel Committee”) released its final framework for Basel III, which will strengthen international capital and liquidity regulation. In June 2012, U.S. Regulators released three separate Notices of Proposed Rulemaking covering U.S. implementation of the Basel III framework. In July 2013, U.S. Regulators released final rules covering the U.S. implementation of the Basel III framework, which will change capital requirements and place greater emphasis on common equity. For Regions, the Basel III framework will be phased in beginning in 2015 with full implementation complete beginning in 2019. The calculations provided are estimates, based on Regions’ current understanding of the final framework, including the company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because the Basel III implementation regulations are not formally defined by GAAP, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance

See page 14 of the supplement to this earnings release for the reconciliation of select annualized net charge-offs as a percentage of average loans ratios (GAAP) to select adjusted annualized net charge-offs as a percentage of average loans ratios (non-GAAP). See pages 18-20 of the supplement to this earnings release for 1) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 2) computation of return on average tangible common stockholders’ equity (non-GAAP), 3) computation of Basel III common equity Tier1 (non-GAAP) 4) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 5) computation of tangible common stockholders’ equity (non-GAAP) to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 6) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 7) computation of Tier 1 common and Basel III common equity Tier1 risk-based ratios (non-GAAP), 8) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP),9) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 10) a computation of the adjusted efficiency and fee income ratios (non-GAAP).